EXHIBIT 99.3

                       FORM OF REQUEST FOR WAIVER

                            ________, 199_


Provident Bankshares Corporation
114 E. Lexington Street
Baltimore, Maryland  21202

Attn:  Robert L. Davis, Corporate Secretary

                            REQUEST FOR WAIVER

     As a Participant in the Provident Bankshares Corporation Dividend Reinvestment and Stock Purchase Plan (the "Plan"), the undersigned hereby requests that Provident Bankshares Corporation ("Bankshares") waive the $10,000 maximum quarterly optional cash deposit limitation set forth in the Plan and grant its approval to the undersigned to acquire shares pursuant to the optional
cash deposit feature in an amount up to $          .  The
Optional Investment Date to which this Request for Waiver relates is ____________, 199_. Capitalized terms not otherwise defined herein shall have the same definitions as assigned to them in the
Plan Prospectus dated September   , 1995, as amended and
supplemented through the date of this letter.

     The undersigned understands that Bankshares is under no obligation to accept this Request and that, if accepted, the amount which Bankshares may permit to be invested hereunder may be equal to or less than the requested amount, but that in any event the undersigned will be notified whether or not this Request has been accepted prior to the Optional Investment Date to which this Request relates. The undersigned acknowledges that this Request is applicable only with respect to the Optional Investment Date indicated in the prior paragraph and that a new Request must be submitted to and accepted by Bankshares with respect to any subsequent optional cash deposit that would exceed the otherwise applicable maximum limitations. The undersigned also acknowledges that Bankshares' acceptance, in whole or in part, of this Request is in no way binding on Bankshares' treatment of any future Requests. The undersigned also acknowledges that Bankshares reserves the right at any time whatsoever to suspend or terminate the participation of any Participant in the Plan, as set forth in the Plan Prospectus.

     The undersigned hereby certifies that it does not own or otherwise control any other Plan account other than the one for which this Request is being submitted. The undersigned hereby certifies that any sales of shares of Bankshares Common Stock acquired pursuant to this Request which the undersigned may choose to effect will all be made in compliance with all federal and state securities laws including, without limitation, any applicable prospectus delivery requirements, if any, and that the undersigned will not use any special selling efforts or selling methods in connection with any such sales.

     The undersigned certifies that all of the information supplied herein is true and complete in all respects and undertakes to notify the addressee of any change to such information at any time prior to the referenced Optional Investment Date. The undersigned also acknowledges that the statements made by it herein will be relied upon by Bankshares in responding to this Request. The undersigned consents and agrees to abide fully by all of the terms and conditions of the Plan.


Name of Participant: _____________________
By: ______________________________________
Name: ____________________________________
Title: ___________________________________
Telephone Number:  (____) ________________
Telecopy Number: (____) __________________
Total Number of Current
  Bankshares Shares held: ________________
Bankshares Stockholder since: ________19__



                              Amount approved by Bankshares
                              for optional cash deposit:
Dated: ______________, 199__  $__________________




                                PROVIDENT BANKSHARES
                                CORPORATION



                                 By: ________________________________
                                 Title: _____________________________